Exhibit 10.4

Execution Version

FIRST AMENDMENT
TO THE
2014 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR
JERRY L. OCHELTREE

August 31, 2018

WHEREAS, effective January 1, 2014, Carolina Trust Bank (the “Bank”), a North Carolina banking corporation entered into a Supplemental Executive Retirement Plan Agreement (the “Agreement”) with Jerry L. Ocheltree (the “Executive”); and

WHEREAS, pursuant to Subparagraph XIV (C) of the Agreement, the Agreement may be amended by the mutual written consent of the Executive and the Bank; and

WHEREAS, the Bank and the Executive desire to amend certain provisions of the Agreement to harmonize such provisions with the terms of the 2018 Supplemental Executive Retirement Plan Agreements entered into between the Bank and the Executive; and

WHEREAS, the Bank and the Executive further desire to freeze any future accruals under the Agreement as of the date hereof and instead to accrue a benefit for the Executive under the 2018 Supplemental Executive Retirement Plan Agreement between the Bank and the Executive; and

WHEREAS, the Bank and the Executive do not intend any of the amendments to the Agreement contained herein to be “subsequent changes in time and form of payment” (within the meaning of Treasury Regulations Section 1.409A-2(b)) of any benefit available to the Executive under the current terms of the Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank agree as follows.

1.	Subparagraph IV (A) is deleted in its entirety and is replaced with the following Subparagraph IV (A):

A.	Retirement Date:

The Executive’s Retirement Date is the date on which the Executive attains Normal Retirement Age (as defined in Subparagraph IV (B) below).

2.	Subparagraph IV (E) is amended to add new Subparagraphs IV (E)(vii) and (viii)

(vii)       removal of the Executive from office or permanent prohibition of the Executive from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

Execution Version

(viii)      the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or

3.	The first sentence of Subparagraph V is deleted in its entirety and is replaced with the following:

“Effective as of September 1, 2018, the Bank will cease to annually accrue any amounts within a liability retirement account on behalf of the Executive and will freeze any future accruals. The accrued liability in the Executive’s liability retirement account as of September 1, 2018, shall be annually credited with earnings at a rate approved by the Bank’s Compensation Committee by the end of the preceding calendar year, or such other rate as the Plan Administrator shall determine in its sole discretion, from time to time.”

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have executed this First Amendment to the 2014 Supplemental Executive Retirement Plan Agreement for Jerry L. Ocheltree as of the date first written above.

EXECUTIVE:		BANK:

/s/ Jerry L. Ocheltree		/s/ Edwin E. Laws
By:	Jerry L. Ocheltree	By:	Edwin E. Laws
Title:	President and CEO	Title:	EVP and CFO